Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW INTERNATIONAL RECEIVES NASDAQ NOTICE

RELATED TO LATE 10-Q FILING

KENT, Wash., March 27, 2007 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, announced that it has received a NASDAQ Staff Determination notice indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(14) because the Company had not filed its 10-Q for the quarter ended January 31, 2007 in a timely manner, and that its common stock is subject to delisting from the NASDAQ Global Market.

As previously disclosed, Flow has delayed the release of its results pending completion of an investigation at its Korean operation, where irregularities led the Company to believe that a single local employee may have stolen monies. The employee has since confessed to the fraud. The Company’s Korean operation is financially consolidated into the Flow Asia Waterjet segment and represented less than one percent (1%) of total company revenue in fiscal 2006. The Company expects to complete the investigation shortly, does not anticipate any material financial impact as a result of the internal investigation and maintains insurance against such losses.

However, until the Form 10-Q is filed, Flow will not be in compliance with NASDAQ’s listing criteria. The Nasdaq notice, which the Company expected, was issued in accordance with standard NASDAQ procedures. The Company will appeal this determination and request a hearing before the NASDAQ Listing Qualifications Panel. The Company’s appeal and hearing request will automatically stay the delisting of the Company’s common stock.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements include the Company’s belief that there will not be any material financial impact from the investigation. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2006 Flow International Corporation Form 10-K/A Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.